Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156616
PROSPECTUS SUPPLEMENT
(To prospectus dated April 2, 2009
and supplemented April 22, 2009,
April 28, 2009, May 14, 2009
June 8, 2009, June 30, 2009 and August 14, 2009)
15,900,000 Shares of Common Stock
     This prospectus supplement supplements the prospectus dated April 2, 2009 and supplemented April 22, 2009, April 28, 2009, May 14, 2009, June 8, 2009, June 30, 2009 and August 14, 2009 (as so supplemented, the “Prospectus”), which relates to our potential issuances of shares of our common stock to the holders of our 7.75% convertible senior notes due 2012, in payment of interest on those notes.
     This prospectus supplement includes our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on September 2, 2009, and our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on September 9, 2009.
      The information contained in the report included in this prospectus supplement is dated as of the date of such report. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 5 of the Prospectus and page 20 of the Form 10-Q filed on August 13, 2009.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 9, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 1, 2009
VION PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26534	13-3671221

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Science Park, New Haven, CT	06511

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 498-4210
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On September 2, 2009, Vion Pharmaceuticals, Inc. (the “Company”) announced the results of the Oncologic Drugs Advisory Committee (“ODAC”) Meeting held on September 1, 2009 at which data for the Company’s lead oncology therapeutic Onrigin™ (laromustine) Injection were presented for the indication of remission induction treatment for patients sixty years of age or older with de novo poor-risk acute myeloid leukemia. ODAC, which is the cancer drug advisory panel of the U.S. Food and Drug Administration (“FDA”), voted 13-0 in favor of completing a randomized study defining the efficacy and safety of Onrigin™ in the population proposed for the indication prior to regulatory approval by the FDA. The Company intends to enter into discussions with the FDA about their requirements for a randomized trial and evaluate its options as soon as possible. The Company would need to raise additional capital to finance a new randomized trial.
A copy of the press release announcing the results of the ODAC meeting is attached as Exhibit 99.1 hereto and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

EXHIBIT NO.	DESCRIPTION

99.1	Press release dated September 2, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VION PHARMACEUTICALS, INC.
Date: September 2, 2009	By:	/s/ Howard B. Johnson
		Name:	Howard B. Johnson
		Title:	President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99.1	Press release dated September 2, 2009

Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210
VION PHARMACEUTICALS ANNOUNCES RESULTS OF THE ONCOLOGIC
DRUGS ADVISORY COMMITTEE MEETING FOR ONRIGIN™
NEW HAVEN, CT, September 2, 2009 — VION PHARMACEUTICALS, INC. (OTC BULLETIN BOARD: VION) today announced the results of the Oncologic Drugs Advisory Committee (ODAC) Meeting at which data for its lead oncology therapeutic Onrigin™ (laromustine) Injection were presented for the indication of remission induction treatment for patients sixty years of age or older with de novo poor-risk acute myeloid leukemia (AML).
The ODAC was asked by the U.S. Food and Drug Administration (FDA) to vote on the question of whether a randomized study defining the efficacy and safety of Onrigin™ in the population proposed for the indication be completed prior to regulatory approval of Onrigin™. The ODAC voted 13-0 in favor of completion of a randomized study prior to approval. The ODAC reviews and evaluates data concerning the safety and effectiveness of marketed and investigational human drug products for use in the treatment of cancer and makes appropriate recommendations to the FDA.
Alan Kessman, Chief Executive Officer, commented, “We are disappointed that the Oncologic Drugs Advisory Committee voted for completion of a randomized trial for Onrigin™ in the elderly poor-risk AML population prior to approval. We plan to enter into discussions with the FDA about their requirements for a randomized trial and evaluate our options as soon as possible. We would need to raise additional capital to finance a new randomized trial.”
The Company reported $26.1 million in cash and cash equivalents at the end of the second quarter of 2009. The Company’s current operating plan does not include funding for an additional randomized trial and there can be no assurance that additional capital can be raised.
About Vion Pharmaceuticals
Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative oncology therapeutics. Vion has two agents in clinical trials, Onrigin™ (laromustine) Injection and Triapine®. The Company has submitted a New Drug Application to the FDA for Onrigin™ for remission induction treatment for patients sixty years of age or older with de novo poor-risk AML. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products, particularly Onrigin™ (laromustine) Injection, delays in the regulatory approval process, particularly for Onrigin™ (laromustine) Injection, delays or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not confirmed by safety and efficacy results in later or final clinical trials, the need for additional research and testing, including the need for a new randomized trial of Onrigin™ prior to regulatory approval, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2008 and Vion’s Form 10-Q for the quarter ended June 30, 2009. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
###

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 2, 2009
VION PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26534	13-3671221

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Science Park, New Haven, CT	06511

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 498-4210
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 2, 2009, the Board of Directors of Vion Pharmaceuticals, Inc. (the “Company”) ratified the earlier recommendation of its compensation committee and agreed to grant Ann Lee Cahill a $24,876 special bonus for her efforts in connection with the Company’s presentation of its lead anti- cancer agent Onrigin™ to the Food and Drug Administration’s Oncologic Drug Advisory Committee meeting.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VION PHARMACEUTICALS, INC.
Date: September 9, 2009	By:	/s/ Howard B. Johnson
	Name:	Howard B. Johnson
	Title:	President and Chief Financial Officer